Weave Announces Executive Leadership Transition
Jason Christiansen to be Named Chief Financial Officer

LEHI, Utah (FEBRUARY 20, 2025) — Weave (NYSE: WEAV), a leading all-in-one customer experience and payments software platform for small and medium-sized healthcare businesses, today announced that its Chief Financial Officer, Alan Taylor, plans to retire at the end of Q1 2025. In a planned succession, Jason Christiansen, currently Weave’s Vice President of Finance, is expected to assume the role of Chief Financial Officer and join the executive team upon Alan’s retirement.

For the last four years, Jason oversaw financial planning and analysis at Weave. Jason played an integral part in Weave’s IPO in 2021 and in the last few years of business transformation and growth. He has shaped key corporate initiatives, including developing the company’s payments business strategy prior to hiring a dedicated General Manager and overseeing Weave’s technology and business intelligence teams.

"Alan has been a tremendous leader and partner in building our finance function and guiding Weave along the journey from private to public company. His dedication over the past nine years has been instrumental in driving sustainable growth, fostering strong relationships with shareholders, and ensuring financial discipline across the organization. We are deeply grateful for his contributions and wish him the very best in his next chapter." said Brett White, CEO of Weave.

“I have had the privilege of working closely with Jason throughout his four-year tenure at Weave. His extensive experience in our business, understanding of our strategy, and deep insights into our customers make him the ideal successor. Having personally served as a CFO for over 20 years, I am confident in Jason’s abilities to continue to scale Weave and drive continued growth and performance for many years to come.”

Prior to joining Weave, Jason held senior leadership roles at NICE (NASDAQ: NICE) and inContact (NASDAQ: SAAS), where he gained extensive experience scaling SaaS companies. He began his career as a certified public accountant in Deloitte’s assurance practice. Jason holds a Bachelor of Administration in Accounting from Idaho State University and a Master of Accountancy from Utah State University.

The transition is expected to be seamless, with Alan Taylor supporting the handover before his retirement later this quarter.

About Weave
Weave is a leading all-in-one customer experience and payments software platform for small and medium-sized healthcare businesses. From the first phone call to the final invoice and every touchpoint in between, Weave connects the entire patient journey. Weave’s software solutions transform how healthcare practices attract, communicate with, and engage patients and clients to grow their business. Weave seamlessly integrates billing and payment requests into communication workflows, streamlining payment timelines, reducing accounts receivable, and supporting practice profitability. In the past year, Weave has been named an Inc. Power Partner, a G2 leader in Patient Relationship Management software, and a Top 50 Product for Small Business. To learn more, visit getweave.com/newsroom.

Contact:
Natalie House
Sr. Director of Content and Communications, Weave
pr@getweave.com